EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 33-34952 of Colgate-Palmolive Company on Form S-8 of our report dated June 18, 2004, relating to the financial statements of Colgate-Palmolive Company Employees Savings and Investment Plan as of December 31, 2003 and 2002 and for the year ended December 31, 2003, which appears in this Form 11-K.

/s/    MITCHELL & TITUS, LLP

New York, New York

June 23, 2004